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                                                                    Exhibit 4.84

 AGREEMENT FOR PROCUREMENT AND INSTALLATION FOR FWA CDMA EXPANSION PROJECT NSS,
   BSS AND PDN SYSTEMS IN DIVRE III NO. K.TEL.376/HK.910/UTA-00/2006, DATED 8
                                  DECEMBER 2006

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The Parties:              1.   TELKOM; and

                          2. Huawei Consortium, Consisting of: (1) Huawei Technologies Co., Ltd.; and (2) PT Huawei Tech Investment. ("HUAWEI CONSORTIUM").

Scope of Agreement:       TELKOM has assigned and appointed HUAWEI CONSORTIUM to
                          execute the FWA CDMA Project NSS, BSS and PDN Systems in Divre-III.

Rights and Obligations:   A.   TELKOM

                          TELKOM shall supervise the work and examine the workmanship of HUAWEI CONSORTIUM.

                          B.   HUAWEI CONSORTIUM

                          1. HUAWEI CONSORTIUM shall conduct, coverage plan, survey, design, develop, engineering, manufacture, supply, install, training and test the system in accordance with all terms and conditions in the agreement;

                          2. HUAWEI CONSORTIUM shall, upon request, provide TELKOM with additional technical information.

Assignment:               HUAWEI CONSORTIUM may not assign the right to any
                          party without the prior written consent of TELKOM.

Termination:              TELKOM shall be entitled to unilaterally, without any
                          claim from HUAWEI CONSORTIUM, terminate a part or the entire agreement, if the following events occur:

                          1. If HUAWEI CONSORTIUM fails to deliver any or all the goods or fails to perform any or all of the works within time of completion or any extension thereof granted by TELKOM;

                          2. If HUAWEI CONSORTIUM is in breach of any provisions of the agreement;

                          3. If HUAWEI CONSORTIUM does not take any action within 30 days since the effective date of contract.

Confidentiality:          No party may communicate or use any confidential
                          information or permit the communication or use of
                          confidential information without prior consent from
                          the other party.
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Dispute Resolution:       1.   Both parties shall use their best efforts and
                               shall co-operate and negotiate in good faith to resolve any and all disputes;

                          2. The parties may submit the dispute to arbitration under the rules of the Indonesian National Board of Arbitration ("BANI").

Governing Law:            The agreement is governed by, construed and
                          interpreted in accordance with the laws of the Republic of Indonesia.
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